Exhibit 99.1

FOR IMMEDIATE RELEASE

May 4, 2023

Chesapeake Utilities Corporation Board of Directors Appoints Jeffry M. Householder as

Chair of the Board and Thomas J. Bresnan as Independent Lead Director

Retiring Directors John R. Schimkaitis, Calvert A. Morgan, Jr., and Dianna F. Morgan Honored

DOVER, Del. – Chesapeake Utilities Corporation (NYSE: CPK) announces that the Board of Directors appointed Jeffry M. Householder, the Company’s president and chief executive officer, as chair of the Board and Thomas J. Bresnan as the independent lead director of the Board, effective May 3. Bresnan has served as an independent director of the Company since 2001, chair of the audit committee since 2004, and a member of the investment committee since 2016. Householder succeeds John R. Schimkaitis, who has served as a director since 1996 and the chair of the Board since 2015.

“On behalf of the entire Board, we extend to our friends and colleagues John R. Schimkaitis, Calvert A. Morgan, Jr. and Dianna F. Morgan, who concluded their Board service on May 3, our warmest thanks for their dedication and commitment to our stakeholders,” said Bresnan. “I am honored to serve as the independent lead director and look forward to actively working with Jeff and the entire Board. Jeff’s 40 years of leadership in the energy industry, including 12 years of service to the Company’s stakeholders, uniquely positions the Board to continue executing upon the Company’s successful strategic growth plan.”

“The Company’s historic growth and long-standing track record of top quartile performance reflect the strength and independence of the Board. We are grateful for John, Cal and Dianna’s leadership, wisdom, sound judgement and singular contributions to Chesapeake Utilities and its stakeholders,” said Householder. “It is an exciting time for Chesapeake Utilities as we continue to meet high customer demand and the overall energy delivery needs of the diverse communities we serve, while also playing a role in the transition to a lower-carbon economy.”

Calvert Morgan has served as chair of the corporate governance committee since 2006 and as a director of the Company for 23 years. Dennis S. Hudson, III succeeds Morgan as chair of the corporate governance committee effective May 3. Hudson has served as a director since 2009 and has extensive public company, leadership, governance and banking experience.

Dianna Morgan has served as chair of the compensation committee since 2016 and as a director of the Company for more than 14 years. Lisa G. Bisaccia succeeds Morgan as chair of the compensation committee effective May 3. Bisaccia has served as a Director since 2021 and has extensive expertise in compensation, benefits, human capital management, and organizational diversity and inclusion.

About Chesapeake Utilities Corporation

Chesapeake Utilities Corporation is a diversified energy delivery company, listed on the New York Stock Exchange. Chesapeake Utilities Corporation offers sustainable energy solutions through its natural gas transmission and distribution, electricity generation and distribution, propane gas distribution, mobile compressed natural gas utility services and solutions, and other businesses. For more information, visit www.chpk.com.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

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For more information, contact:

Brianna Patterson

Manager, Public Relations and Strategic Communications

302-217-7050

bpatterson@chpk.com